EXHIBIT 99.1

Gateway Financial Holdings Announces Restatement of Financial Statements Due to Technical Clarification of Accounting for Certain Derivative Transactions

VIRGINIA BEACH, Va., Aug. 14, 2006 (PRIMEZONE) -- Gateway Financial Holdings, Inc. (Nasdaq:GBTS), the holding company for Gateway Bank & Trust Co., concluded after further examination and in light of recent developments and discussion with its independent registered accounting firm, Dixon Hughes PLLC (Dixon Hughes), that its historical financial statements for the quarter ended March 31, 2006 and its recent Form 8-K and related press release reporting results for the second quarter of 2006, should no longer be relied upon as a result of accounting treatment of certain derivative transactions relating to the Company's interest rate swap associated with its prime-based loan portfolio.

On December 31, 2005, the Company entered into a $150 million interest rate swap agreement to hedge variable rate loans. The purpose of this transaction was to reduce the asset sensitivity of the Company's balance sheet given the interest rate environment at the time, and limit the future variability of a portion of its cash flows from variable rate loans. The Company believed the transaction qualified for cash flow hedge accounting when the transaction was originally recorded. However, after further examination and discussions with Dixon Hughes, the Company and its Audit Committee concluded that the swap transactions did not qualify for cash flow hedge accounting and documentation regarding these transactions did not meet the technical requirements of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). Therefore, any fluctuations in the market value of these interest rate risk management derivatives should have been recorded through the income statement instead of other comprehensive loss, which is a component of Stockholders' Equity. There is no effect on cash flows or overall Stockholders' Equity from this revised treatment.

"This issue has affected many financial institutions who, like us, believed their initial accounting treatment for the transactions was appropriate," said Theodore L. Salter, the Company's Chief Financial Officer. "The interpretations of how to apply SFAS 133 are complex and continue to evolve. These transactions were proper, have created effective economic hedges, and have performed as anticipated. However, in light of our evaluation of recent interpretations and discussions with Dixon Hughes, we plan to restate our historical financial statements for the quarter ended March 31, 2006, and to change the accounting treatment for the affected derivative agreements going forward."

The restatement is expected to have the following impact on net income and diluted earnings per share for the first quarter of 2006 and the previously announced earnings for the 2006 second quarter:

                As Originally Reported           As Restated
                ----------------------      --------------------
                              Diluted                   Diluted
                   Net      Net Income       Net      Net Income
                  Income     Per Share      Income     Per Share
                  ------    ----------      ------    ----------
 For 2006:
 1st Quarter    $1,359,000    $0.12        $224,000      $0.02
 2nd Quarter    $1,513,000    $0.14        $864,000      $0.08

No restatement of 2005 is deemed necessary as the transaction occurred on the last day of the year and had no significant financial impact.

Mr. Salter further noted, "Should the Company elect to hold the swap through its maturity date of December 30, 2008, these market value adjustments will reverse themselves over the life of the swap."

The Company plans to amend its Quarterly Report on Form 10-Q for the three month period ended March 31, 2006 as soon as practicable to reflect the restatement.

About the Company

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co., a full-service regional community bank with a total of twenty-two financial centers -- eleven in Virginia: Virginia Beach (6), Chesapeake (2), Suffolk, Norfolk and Emporia; and ten in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk (2), Moyock, Nags Head, Plymouth, Roper and Raleigh, in addition to a private banking center in Raleigh. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq Global Market under the symbol GBTS. For further information, visit the Corporation's web site at www.gwfh.com .

Forward-Looking Statements

Statements contained in this news release, which are not historical facts, and are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned, " "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. The Company undertakes no obligation to update of clarify forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Gateway Financial Holdings, Inc.
          D. Ben Berry, Chairman, President and CEO
          Ted Salter, Senior Executive Vice President and CFO
          757-422-8004